Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Kali Fry
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-3036
	kim_watkins@intuit.com	kali_fry@intuit.com

Intuit Fourth Quarter Revenue Up 15 Percent,
Full Year Up 13 Percent

Strong Fourth Quarter Performance Led By 35 Percent Online Ecosystem Revenue Growth; Company Sets Guidance for Fiscal 2020

MOUNTAIN VIEW, Calif. - Aug. 22, 2019 - Intuit Inc. (Nasdaq: INTU) announced financial results for the fourth quarter and full fiscal year 2019, which ended July 31.
"Our business continued its strong momentum in the fourth quarter, resulting in full year revenue growth of 13 percent, exceeding our original guidance of 8 to 10 percent growth," said Sasan Goodarzi, Intuit's chief executive officer. "These results were fueled by 15 percent growth in the Small Business and Self-Employed Group, and 11 percent growth in the Consumer Group.”
"By focusing on delivering more value to our customers - and addressing their biggest pain points - we’ve achieved strong Online Ecosystem revenue growth and posted a second consecutive year of double-digit revenue growth in our Consumer business. This reflects significant improvements to the customer experience across both the DIY and assisted tax preparation categories," said Goodarzi.
"Our strategy to become an A.I.-driven expert platform has already delivered strong results and we think we’re well-positioned for durable growth in the future."
Financial Highlights
For the fourth quarter, Intuit:

•	Grew revenue to $994 million, up 15 percent year-over-year.

•	Grew Online Ecosystem revenue by 35 percent.

For the full year, Intuit:

Intuit Reports Fourth Quarter and Full-year 2019 Earnings

•	Grew revenue to nearly $6.8 billion, up 13 percent year-over-year.

•	Grew combined QBO and TTO platform revenue over 23 percent, totaling approximately $3.9 billion.[1]

•	Grew Online Ecosystem revenue by 38 percent.

•	Finished the year with over 4.5 million QuickBooks Online subscribers, growth of 33 percent.

•	Grew Consumer Group revenue 11 percent.

•	Increased GAAP operating income to $1.9 billion, up from $1.6 billion in the prior year, growth of 19 percent.

•	Increased non-GAAP operating income to $2.3 billion, up 12 percent.

•	Increased GAAP and non-GAAP earnings per share by 16 percent and 17 percent respectively.

Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics. Fiscal 2018 amounts have been restated for the adoption of the accounting standard on revenue recognition, ASC 606.
Snapshot of Fourth-quarter Fiscal Year 2019 Results

GAAP				Non-GAAP
	Q4 FY19	Q4 FY18	Change	Q4 FY19	Q4 FY18	Change
Revenue	$994	$864	15%	$994	$864	15%
Operating Loss	$(153)	$(200)	(24)%	$(47)	$(15)	213%
Loss Per Share	$(0.17)	$(0.15)	13%	$(0.09)	$(0.01)	800%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
Note: Operating loss for fiscal year 2018 includes a $79 million charge from the sale of our data center in Quincy, Washington. GAAP loss per share for fiscal year 2019 and fiscal year 2018 includes the effects of a change in the corporate tax rate as well as tax benefits recognized during the period.

Intuit Reports Fourth Quarter and Full-year 2019 Earnings

Snapshot of Fiscal Year 2019 Full-year Results

GAAP				Non-GAAP
	FY19	FY18	Change	FY19	FY18	Change
Revenue [1]	$6,784	$6,025	13%	$6,784	$6,025	13%
Operating Income	$1,854	$1,560	19%	$2,282	$2,044	12%
Earnings Per Share	$5.89	$5.09	16%	$6.75	$5.78	17%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
Note: Operating income for fiscal year 2018 includes a $79 million charge from the sale of our data center in Quincy, Washington. GAAP loss per share for fiscal year 2019 and fiscal year 2018 includes the effects of a change in the corporate tax rate as well as tax benefits recognized during the period.
1 QBO platform revenue refers to Online Ecosystem Revenue. TurboTax Online (TTO) platform revenue totaled $2,250 million in fiscal year 2019 and $1,958 million in fiscal year 2018.
Business Segment Results
Small Business and Self-Employed Group

•	Grew total Small Business and Self-Employed Group revenue 16 percent for the quarter and 15 percent for the year.

•	Increased the QuickBooks Online subscriber base in the U.S. 25 percent, to over 3.2 million, and outside the U.S. 58 percent to 1.3 million, for the year.

•	Increased QuickBooks Self-Employed subscribers to over 1 million this year.

•	QuickBooks Capital has funded $441 million in cumulative loans in less than two years. At the end of the fourth quarter, the net loans receivable balance was $95 million.
Consumer and Strategic Partner Groups

•	Grew Consumer Group revenue by 11 percent for the year.

•	Increased professional tax revenue in the Strategic Partner Group by 4 percent for the year.
Capital Allocation Summary

Intuit Reports Fourth Quarter and Full-year 2019 Earnings

•	Repurchased $561 million of stock during fiscal year 2019, with $2.7 billion remaining on the company's authorization.

•	Received Board approval for a quarterly dividend of $0.53 per share, payable October 18, 2019. This represents a 13 percent increase versus last year.

Forward-looking Guidance
Intuit announced guidance for the first quarter of fiscal year 2020, which ends Oct. 31. The company expects:
•Revenue of $1.105 billion to $1.125 billion, growth of 9 to 11 percent.
•GAAP operating loss of $40 million to $50 million.
•Non-GAAP operating income of $65 million to $75 million.
•GAAP loss per share of $0.02 to $0.04.
•Non-GAAP diluted earnings per share of $0.23 to $0.25.
Intuit also announced guidance for full fiscal year 2020. The company expects:
•Revenue of $7.440 billion to $7.540 billion, growth of 10 to 11 percent.
•GAAP operating income of $2.065 billion to $2.115 billion, growth of 11 to 14 percent.
•Non-GAAP operating income of $2.515 billion to $2.565 billion, growth of 10 to 12 percent.
•GAAP diluted earnings per share of $6.35 to $6.45, growth of 8 to 10 percent.
•Non-GAAP diluted earnings per share of $7.50 to $7.60, growth of 11 to 13 percent.
The company expects the following segment revenue results for fiscal year 2020:

•	Small Business and Self-Employed Group: growth of 12 to 14 percent.

•	Consumer Group: growth of 9 to 10 percent.

•	Strategic Partner Group: growth of 1 to 2 percent.

Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Aug. 22. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from

Intuit Reports Fourth Quarter and Full-year 2019 Earnings

international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.
Replay Information
A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 1466819.
The audio webcast will remain available on Intuit’s website for one week after the conference call.
Investor Day 2019
Intuit will host its annual Investor Day at its Mountain View, Calif., headquarters on Oct. 3 at 8:15 a.m. Pacific time. The half-day event will include presentations from Sasan Goodarzi, president and chief executive officer, Michelle Clatterbuck, chief financial officer, and other leaders.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. Our global products and platforms, including TurboTax, QuickBooks, Mint and Turbo, are designed to empower consumers, self-employed and small businesses to improve their financial lives, finding them more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide, unleashing the power of many for the prosperity of one. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2020 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our

Intuit Reports Fourth Quarter and Full-year 2019 Earnings

products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding Intuit’s corporate tax rate; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; governmental encroachment in our tax businesses, our ability to adapt to technological change; our ability to predict consumer behavior; our ability to protect our intellectual property rights; our reliance on third-party intellectual property; any harm to our reputation; risks associated with acquisitions and divestitures; issue of additional shares as consideration or incurring debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; failure to process transactions effectively; interruption or failure of our information technology; ability to maintain critical third party business relationships; our ability to attract and retain talent; deficiency in quality, accuracy or timely launch of products; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2018 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2020 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2019	July 31, 2018	July 31, 2019	July 31, 2018
		*As Adjusted		*As Adjusted
Net revenue:
Product	$245	$246	$1,623	$1,624
Service and other	749	618	5,161	4,401
Total net revenue	994	864	6,784	6,025
Costs and expenses:
Cost of revenue:
Cost of product revenue	17	17	77	82
Cost of service and other revenue	259	207	1,070	881
Amortization of acquired technology	5	5	20	15
Selling and marketing	381	305	1,927	1,631
Research and development	333	311	1,233	1,186
General and administrative	150	217	597	664
Amortization of other acquired intangible assets	2	2	6	6
Total costs and expenses [A]	1,147	1,064	4,930	4,465
Operating income (loss)	(153)	(200)	1,854	1,560
Interest expense	(3)	(4)	(15)	(20)
Interest and other income, net	19	11	42	26
Income (loss) before income taxes	(137)	(193)	1,881	1,566
Income tax provision (benefit) [B]	(93)	(155)	324	237
Net income (loss)	$(44)	$(38)	$1,557	$1,329

Basic net income (loss) per share	$(0.17)	$(0.15)	$5.99	$5.18
Shares used in basic per share calculations	260	258	260	256

Diluted net income (loss) per share	$(0.17)	$(0.15)	$5.89	$5.09
Shares used in diluted per share calculations	260	258	264	261

Cash dividends declared per common share	$0.47	$0.39	$1.88	$1.56
* Prior-period information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on August 1, 2018.
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income (loss) for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2019	July 31, 2018	July 31, 2019	July 31, 2018
Cost of revenue	$14	$13	$58	$43
Selling and marketing	25	26	103	101
Research and development	35	34	136	133
General and administrative	24	26	104	105
Total share-based compensation expense	$98	$99	$401	$382

[B]	Our effective tax rate for the twelve months ended July 31, 2018 has been restated to reflect the full retrospective application of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).”
The Tax Cuts and Jobs Act (2017 Tax Act) was enacted on December 22, 2017 and reduced the U.S. statutory federal corporate tax rate from 35% to 21%. The effective date of the tax rate change was January 1, 2018. The change resulted in a blended lower U.S. statutory federal rate of 26.9% for fiscal 2018. In fiscal 2019, we fully benefited from the enacted lower tax rate of 21%.
We recorded a provisional benefit of $29 million for fiscal 2018 related to the re-measurement of certain deferred tax balances as a result of the 2017 Tax Act. In the second quarter of fiscal 2019, we completed our accounting for the income tax effects of the 2017 Tax Act, and there have been no material adjustments during the fiscal 2019 period.
During fiscal year 2018, we completed a reorganization which resulted in a taxable liquidation of a subsidiary. The transaction gave rise to a capital loss that resulted in a tax benefit of approximately $35 million.
We recognized excess tax benefits on share-based compensation of $120 million in our provision for income taxes for the twelve months ended July 31, 2019 and $100 million for the twelve months ended July 31, 2018.
Our effective tax rate for the twelve months ended July 31, 2019 was approximately 17%. Excluding tax benefits related to share-based compensation, our effective tax rate was 24%. This differed from the federal statutory rate of 21% primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the benefit we received from the federal research and experimentation credit.
Our effective tax rate for the twelve months ended July 31, 2018 was approximately 15%. Excluding the tax benefits related to the share-based compensation, the reorganization of a subsidiary, and the re-measurement of certain deferred tax balances, our effective tax rate was approximately 26% and did not differ significantly from the federal statutory rate of 26.9%.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(10)	$233	$1,784	$(153)	$1,854
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Non-GAAP operating income (loss)	$102	$339	$1,888	$(47)	$2,282

GAAP net income (loss)	$34	$189	$1,378	$(44)	$1,557
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Net (gain) loss on debt securities and other investments	1	2	2	1	6
Other income tax effects and adjustments [A]	(71)	(33)	(19)	(86)	(209)
Non-GAAP net income (loss)	$76	$264	$1,465	$(23)	$1,782

GAAP diluted net income (loss) per share	$0.13	$0.72	$5.22	$(0.17)	$5.89
Amortization of acquired technology	0.02	0.02	0.02	0.02	0.08
Amortization of other acquired intangible assets	0.01	—	—	0.01	0.03
Professional fees for business combinations	—	—	—	—	—
Share-based compensation expense	0.40	0.38	0.38	0.38	1.52
Net (gain) loss on debt securities and other investments	—	0.01	0.01	—	0.02
Other income tax effects and adjustments [A]	(0.27)	(0.13)	(0.08)	(0.33)	(0.79)
Non-GAAP diluted net income (loss) per share	$0.29	$1.00	$5.55	$(0.09)	$6.75

Shares used in GAAP diluted per share calculation	264	264	264	260	264

Shares used in non-GAAP diluted per share calculation	264	264	264	260	264
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2018
	* As Adjusted
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(35)	$194	$1,601	$(200)	$1,560
Amortization of acquired technology	2	3	5	5	15
Amortization of other acquired intangible assets	1	1	2	2	6
Professional fees for business combinations	—	2	—	—	2
Loss on sale of long-lived assets	—	—	—	79	79
Share-based compensation expense	97	94	92	99	382
Non-GAAP operating income (loss)	$65	$294	$1,700	$(15)	$2,044

GAAP net income (loss)	$(2)	$183	$1,186	$(38)	$1,329
Amortization of acquired technology	2	3	5	5	15
Amortization of other acquired intangible assets	1	1	2	2	6
Professional fees for business combinations	—	2	—	—	2
Loss on sale of long-lived assets	—	—	—	79	79
Share-based compensation expense	97	94	92	99	382
Net (gain) loss on debt securities and other investments	2	2	—	2	6
Other income from divested businesses [A]	—	—	(8)	—	(8)
2017 Tax Act [B]	—	(37)	10	(2)	(29)
Income tax effects and adjustments [C]	(56)	(29)	(36)	(150)	(271)
Non-GAAP net income (loss)	$44	$219	$1,251	$(3)	$1,511

GAAP diluted net income (loss) per share	$(0.01)	$0.70	$4.53	$(0.15)	$5.09
Amortization of acquired technology	0.01	0.01	0.02	0.02	0.06
Amortization of other acquired intangible assets	—	—	0.01	0.01	0.02
Professional fees for business combinations	—	0.01	—	—	0.01
Loss on sale of long-lived assets	—	—	—	0.31	0.30
Share-based compensation expense	0.38	0.36	0.35	0.38	1.46
Net (gain) loss on debt securities and other investments	0.01	0.01	—	0.01	0.02
Other income from divested businesses [A]	—	—	(0.03)	—	(0.03)
2017 Tax Act [B]	—	(0.14)	0.04	(0.01)	(0.11)
Other income tax effects and adjustments [C]	(0.22)	(0.11)	(0.14)	(0.58)	(1.04)
Non-GAAP diluted net income (loss) per share	$0.17	$0.84	$4.78	$(0.01)	$5.78

Shares used in GAAP diluted per share calculation	256	260	262	258	261

Shares used in non-GAAP diluted per share calculation	259	260	262	258	261
* Information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on August 1, 2018.

[A]	During the three months ended April 30, 2018, we received payments from contingent earn out provisions related to businesses we previously divested.

[B]	The 2017 Tax Act adjustments relate to the provisional tax benefit for the re-measurement of our deferred tax balances at the enacted lower tax rate.

[C]
As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments, which includes the loss on the sale of long-lived assets; the excess tax benefits on share-based compensation; and the tax benefits on a loss from a subsidiary reorganization.

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2019	July 31, 2018
		* As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$2,116	$1,464
Investments	624	252
Accounts receivable, net	87	98
Income taxes receivable	65	39
Prepaid expenses and other current assets	266	202
Current assets before funds held for customers	3,158	2,055
Funds held for customers	436	367
Total current assets	3,594	2,422

Long-term investments	13	13
Property and equipment, net	780	812
Goodwill	1,655	1,611
Acquired intangible assets, net	54	61
Other assets	187	215
Total assets	$6,283	$5,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$50	$50
Accounts payable	274	178
Accrued compensation and related liabilities	385	369
Deferred revenue	619	581
Other current liabilities	202	198
Current liabilities before customer fund deposits	1,530	1,376
Customer fund deposits	436	367
Total current liabilities	1,966	1,743

Long-term debt	386	388
Long-term deferred income tax liabilities	37	68
Other long-term obligations	145	119
Total liabilities	2,534	2,318

Stockholders’ equity	3,749	2,816
Total liabilities and stockholders’ equity	$6,283	$5,134
* Prior-period information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on August 1, 2018.

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31, 2019	July 31, 2018
		* As Adjusted
Cash flows from operating activities:
Net income	$1,557	$1,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	199	228
Amortization of acquired intangible assets	26	25
Share-based compensation expense	401	382
Loss on sale of long-lived assets	—	79
Deferred income taxes	(7)	(5)
Other	15	6
Total adjustments	634	715
Changes in operating assets and liabilities:
Accounts receivable	11	5
Income taxes receivable	5	(1)
Prepaid expenses and other assets	(37)	(33)
Accounts payable	90	12
Accrued compensation and related liabilities	16	75
Deferred revenue	39	6
Other liabilities	9	4
Total changes in operating assets and liabilities	133	68
Net cash provided by operating activities	2,324	2,112
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(752)	(407)
Sales of corporate and customer fund investments	84	128
Maturities of corporate and customer fund investments	303	286
Net change in customer fund deposits	69	(5)
Purchases of property and equipment	(155)	(124)
Acquisitions of businesses, net of cash acquired	(64)	(363)
Originations of term loans to small businesses	(316)	(137)
Principal repayments of term loans from small businesses	267	82
Other	(2)	3
Net cash used in investing activities	(566)	(537)
Cash flows from financing activities:
Proceeds from borrowings under unsecured revolving credit facility	—	800
Repayments on borrowings under unsecured revolving credit facility	—	(800)
Proceeds from borrowings under secured revolving credit facility	48	—
Repayment of debt	(50)	(50)
Proceeds from issuance of stock under employee stock plans	284	295
Payments for employee taxes withheld upon vesting of restricted stock units	(251)	(199)
Cash paid for purchases of treasury stock	(556)	(272)
Dividends and dividend rights paid	(501)	(407)
Other	(8)	(1)
Net cash used in financing activities	(1,034)	(634)
Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(3)	(11)
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	721	930
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	1,631	701
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$2,352	$1,631

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the consolidated balance sheet to the total amounts reported on the consolidated statement of cash flows

Cash and cash equivalents	$2,116	$1,464
Restricted cash and restricted cash equivalents included in funds held for customers	236	167
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$2,352	$1,631
* Prior-period information has been restated for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, both of which we adopted on August 1, 2018.

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To

Three Months Ending October 31, 2019
Revenue	$1,105	$1,125	$—		$1,105	$1,125
Operating income (loss)	$(50)	$(40)	$115	[a]	$65	$75
Diluted earnings (loss) per share	$(0.04)	$(0.02)	$0.27	[b]	$0.23	$0.25

Twelve Months Ending July 31, 2020
Revenue	$7,440	$7,540	$—		$7,440	$7,540
Operating income	$2,065	$2,115	$450	[c]	$2,515	$2,565
Diluted earnings per share	$6.35	$6.45	$1.15	[d]	$7.50	$7.60
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $109 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $1 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $423 million; amortization of acquired technology of approximately $21 million; and amortization of other acquired intangible assets of approximately $6 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 22, 2019 contains non-GAAP financial measures. Table B1, Table B2, and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. The long term rate includes the effect of the reduction in the U.S. federal statutory rate to 21%, as a result of the 2017 Tax Cuts and Jobs Act (2017 Tax Act). As the change in the U.S. federal statutory rate, as a result of the 2017 Tax Act, occurred in the second quarter of our fiscal 2018, the calculation of our fiscal 2019 long-term non-GAAP rate references only our current forecast considerations and is equal to the average of our forecasted tax rates over our long term forecast period. For our fiscal 2020, the rate references our current long-term projections and is consistent with our past post tax reform fiscal year tax rate. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal 2019 and 2020. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.
In the first quarter of fiscal 2018 we used a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excluded the income tax effects of the non-GAAP pre-tax adjustments described above and eliminated the effects of non-recurring and period-specific items which can vary in size and frequency. This rate was consistent with the average of our normalized fiscal year tax rate over a four year period that included the past three fiscal years plus the current fiscal year forecast. Based on our current long-term projections at that time we used a long-term non-GAAP tax rate of 33%.
Starting in the second quarter of our fiscal 2018, we revised our estimated annual non-GAAP tax rate to reflect the change in the U.S. federal statutory rate, as a result of the 2017 Tax Act. The federal statutory rate change to 21%, was effective January 1, 2018, and therefore, the change resulted in a blended U.S. federal statutory rate of 26.9% for our fiscal 2018. Because of the transitional impact of the 2017 Tax Act provisions, the fiscal 2018 non-GAAP tax rate starting with the second quarter was based on our current year results only, without reference to long-term forecasts. This non-GAAP tax rate similarly excluded the income tax effects of the non-GAAP pre-tax adjustments described above and eliminated the effects of the non-recurring and period specific items. The full year fiscal 2018 non-GAAP tax rate was 26.2%.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.